Exhibit 4.18

AMENDMENT NO. 1 TO THE
BACK-TO-BACK LETTER OF COMFORT

This agreement is made on May 8, 2024.

PARTIES:

(1)

Sono Group N.V. (the “Parent”), a stock corporation (naamloze vennootschap) under Dutch law, registered with the Dutch commercial register under KVK 80683568 having its business address at Waldmeisterstr. 93, 80935 Munich, Germany, and

(2)

Sono Motors GmbH (the “Company”), a limited liability company under German law, registered with the commercial register of the Local Court of Munich under file no. HRB 224131, having its business address at Waldmeisterstr. 93, 80935 Munich, Germany (the Parent and the Company each a “Party” and, collectively, the “Parties”).

BACKGROUND:

A.

The Parties entered into a continuation agreement dated November 18, 2023 (the “Continuation Agreement”) and a related back-to-back letter of comfort (as amended from time to time, the “Back-to-Back LoC”) in connection with the restructuring of the Company and a funding commitment (the “First Commitment”) from YA II PN, Ltd. (“Yorkville”) covering the cost forecast under the Going-Concern Budget (as such term was defined in the Continuation Agreement) of both the Parent and the Company for the period from (and including) December 1, 2023 through (and including) December 31, 2024.

B.

On April 30, 2024, the Parent received a second funding commitment (the “Second Commitment” and together with the First Commitment, the “Commitments”) from Yorkville covering the cost forecast of both the Parent and Company for the period from (and including) January 1, 2025 through (and including) June 30, 2025.

C.

In the context of the audit of the financial statements for the fiscal year 2023 and the intention of the Parties and Yorkville that the Commitments be used to fund the business operations of both the Parent and the Company through (and including) June 30, 2025, the Parties now wish to amend the Back-to-Back LoC by entering into this amendment (“Amendment No. 1”).

Against this background, the Parties hereby agree as follows:

AGREED TERMS

1	Definitions and Interpretations

In this Amendment No. 1, unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Back-to-Back LoC.

2	Amendments

2.1

The term “Going-Concern Budget” as used in the Back-to-Back LoC is hereby amended to mean the going-concern budget agreed between Yorkville, the Parent and the Company in connection with the Second Commitment, which updated budget includes the capital expenditures required by the Company through the end of the second quarter of 2025, attached as Schedule I to this Amendment No. 1, as such budget may be amended from time to time by an agreement between Yorkville, the Parent and the Company.

2.2	Section 2.1 of the Back-to-Back LoC shall be replaced with the following:

1.

2.1      The Parent hereby undertakes, exclusively and only internally vis-à-vis the Company (hereby accepting this undertaking), to provide the Company with sufficient funds so that the Company will be able to timely fulfill its obligations from (and including) December 1, 2023 through (and including) June 30, 2025 (such term, the “Funding Period” and such Parent’s undertaking, the “Funding Obligation”).

2.3	Section 2.3 of the Back-to-Back LoC shall be replaced with the following:

2.

2.3      Based on the Going-Concern Budget agreed between the Parties, the Funding Obligation of the Parent under this Back-to-Back LoC shall be limited to a maximum of EUR 7,141,560 (“Maximum Amount”) for the Funding Period.

2.4	Section 2.4(c) of the Back-to-Back LoC shall be replaced with the following:

(c)

the Company shall be entitled to quarterly drawings in the amount as provided for in the Going-Concern Budget for the respective calendar month (“Quarterly Maximum”), it being understood that (i) – to the extent the Company does not fully draw the Quarterly Maximum for a calendar quarter – the Quarterly Maximum for the subsequent calendar quarter increases by the amount which has not been drawn (one or several times), and (ii) – to the extent the Company does not fully use the amounts drawn for a calendar quarter – the Quarterly Maximum for any subsequent calendar quarter shall not be affected thereby; and

2.5	Section 4.1 of the Back-to-Back LoC shall be replaced with the following:

4.1

This Back-to-Back LoC shall terminate automatically on the last maturity date of the convertible debenture(s) issued to by the Parent to Yorkville in connection with the Commitments unless the Parties agree on a continuation explicitly and in writing.

3	Miscellaneous

3.1	Any other provisions of the Back-to-Back LoC shall remain unaffected by this Amendment No. 1.

3.2	Sections 5.3, 5.5 and 5.6 of the Back-to-Back LoC shall apply mutatis mutandis to this Amendment No. 1.

3.3	This Amendment No. 1 may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment No. 1.

(signature page follows)

Signature page

SONO GROUP N.V.

/s/ George O’Leary

By: George O'Leary

Title: Managing Director

SONO MOTORS GMBH

/s/ Jan Schiermeister

By: Jan Schiermeister

Title: Managing Director

/s/ Denis Azhar

By: Denis Azhar

Title: Managing Director

Schedule 1

Going-Concern Budget

(attached)

[OMITTED]